U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 4

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940



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1. Name and Address of Reporting Person

Cerisse,                Christine                 M
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   (Last)               (First)                 (Middle)

232 - 1489 Marine Drive
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                                    (Street)

  West Vancouver,         B.C.                   V7T 1B8
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Kettle River Group Inc.
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3. IRS Identification Number of Reporting Person,
   if an entity (voluntary)

n/a
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4. Statement for Month/Year
  October 2001
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
  (Check all applicable)

   [ x ]   Director                     [   ]   10% Owner
   [ x ]   Officer (give title below)   [ x ]   Other (specify below)

   treasurer, chairman
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7. Individual or Joint/Group Filing (Check Applicable Line)
   [ x ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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

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Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                           4.
                                           Securities Acquired (A)
           2.         3.                   or Disposed of (D)
           Trans-     Trans-               (Instr. 3, 4 and 5)               5.
                                                                                            6.        7.
           Action     action                                                 Amount of      Owner-         Nature of
           Date       Code                                                   Securities     ship
                                                                                                   Indirect
1.                    (Instr. 8)            ----------------------------     Beneficially
                                                                                             Form:       Beneficial
Title of   (Month/    ------------         Amount  (a) or         Price      Owned at
                                                                                             Direct(D)                 Ownership
Security   day/       code      V                  (d)                        End of Month   or
                                                                                             Indirect
(Instr. 3) year)                                                                             (I)
                                                                                             (Instr.4)                 (Instr. 4)


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

common-------Oct. 18/01--J-----------------500,000-----D------------0----------0-----------------------------------------------

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, See Instruction
  4(b)(v).



Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (eg., puts, calls,
            Warrants, options, convertible securities)
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                                         4.        5. Number  6. Date    7.         8.               9.         10.        11.
                                          Trans-    of Deriv-    Exercis-
                      2.       3. Trans-  action    ative Se-    able and  Title and  Price of        Number     Owner-     Nature
                      Conver-    action   Code      curities Ac  Expira-  Amount of  Derivative       of Deriv-  ship Form  of in-
                      sion or    Date               -quired (A)  tion Date Under-    Security         ative      of Deriva- direct
                      Exercise   (Month/                         (Month/   lying    (Instr. 5)        Securities tive Secu- Benefi-
                      Price of    Day/                             Day/Year)
1.                    Deri-       Year)              or Disposed----------  Securities                  Beneficial rity:      cial
                      vative              (instr. 8) of (D)           Expi- (Instr. 3                   -ly Owned  Direct     Owner-
                      Security            ---------- (Instr. 3,  Date ration-----------                 at End of  (D) or     ship
Title of                                              4 and 5)   Exer-   Title  Amount                Month      Indirect   (Instr.
Derivative Security                        code    v  (A)   (D)  cis-  Date        or #                  (Instr.4)  (I)         4)
(Instr. 3)                                                       able              of
                                                                                   Shares
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

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


Explanation of Responses:








--/s/ Christine Cerisse--------       -November 7, 2001---
 **Signature of Reporting Person                       Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.